Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated June 12, 2020, with respect to the combined financial statements of UM-U Intermediate, LLC and Subsidiaries and Affiliates included in the Prospectus/Proxy Statement filed on August 3, 2020 and incorporated by reference in Utz Brands, Inc.’s Current Report on Form 8-K filed on September 3, 2020, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in the Registration Statement.

/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
December 29, 2020